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Exhibit 10.18

Form of
UNITED ONLINE, INC.

NOTE SECURED BY STOCK PLEDGE AGREEMENT

$	February 5, 2002 Westlake Village, California

                                (the "Maker") promises to pay to the order of United Online, Inc., a Delaware corporation (the "Corporation"), at its corporate offices at 2555 Townsgate Road, Westlake Village, California 91361, the principal sum of $                        , together with all accrued interest thereon, upon the terms and conditions specified herein.

        1.    Interest.    Interest shall accrue at the rate of [prime plus 1%] [prime plus 2%] per annum, with such rate to be set at the end of each calendar quarter during which this Note is outstanding, on the outstanding balance under this Note from the execution date of this Note until this Note is repaid. Interest shall accrue at such rate on the basis of a three hundred sixty (360) day year, and any interest due and payable for a period of less than one full month shall be calculated by multiplying the actual number of days elapsed in such period by the daily interest rate based on such three hundred sixty (360)-day year. Interest shall be payable on the last day of each calendar quarter.

        2.    Payment.    Subject to the acceleration provisions set forth in Section 3, the entire principal balance, together with all accrued and unpaid interest, shall become payable in one lump sum payment on February 5, 2007. Payments of principal and interest on this Note shall be made without offset or deduction and shall be made in lawful tender of the United States. Prepayment of the principal balance of this Note, together with all unpaid and accrued interest on the entire Note balance, may be made in whole or in part at any time without penalty.

        3.    Events of Acceleration.    The entire outstanding principal amount of this Note, together with all accrued and unpaid interest, shall become immediately due and payable upon the occurrence of any of the following events:

          (a)  the expiration of the ninety (90)-day period following the date the Maker ceases for any reason to remain employed by the Corporation; the insolvency of the Maker;

          (b)  the commission of any act of bankruptcy by the Maker,

          (c)  the execution by the Maker of a general assignment for the benefit of creditors;

          (d)  the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more;

          (e)  the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker; or

          (f)    the appointment of a receiver or trustee to take possession of any property or assets of the Maker of the attachment of or execution against any property or assets of the Maker; or

          (g)  the occurrence of any event of default under the Stock Pledge Agreement securing this Note or any obligation secured thereby provided that such default is not cured within the period required by the Stock Pledge Agreement.

        4.    Employment.    The Maker shall be deemed to continue in employment with the Corporation for so long as he or she remains an employee of the Corporation or one or more of its fifty percent or more owned (directly or indirectly) subsidiaries.

        5.    Security.    The proceeds of the loan evidenced by this Note shall be applied solely to the payment of the purchase price of shares of the Corporation's common stock (the "Purchased Shares") and payment of this Note shall be secured by a pledge of those shares with the Corporation pursuant to the Stock Pledge Agreement to be executed this date by the Maker.

        6.    Full Recourse Obligation.    The Maker is personally liable for payment of the entire outstanding balance of this Note, and any and all assets of the Maker maybe applied to the satisfaction of the Maker's obligations hereunder.

        7.    Representations and Warranties.    The Maker hereby represents and warrants to the Corporation that the execution of this Note does not contravene any contractual or judicial restriction binding on or affecting the Maker and that this Note is the legal, valid and binding obligation of the Maker enforceable against the Maker in accordance with its terms.

        8.    Collection.    In the event that any action, suit or proceeding arising out of this Note and/or in any action or proceeding to enforce a judgment based on a cause of action arising out of this Note, the prevailing party shall be paid by the other party thereto an amount equal to all of the prevailing party's costs and expenses, including attorneys' fees incurred in each and every such action, suit or proceeding (including any and all appeals or petitions therefrom).

        9.    Waivers.

          (a)  No waiver by the Corporation of any breach or default by Maker under this Note shall be deemed a waiver of any breach or default thereafter occurring. Any forbearance, failure or delay by the Corporation in exercising any right, power or remedy under this Note shall not be deemed to be a waiver of such right, power or remedy or prejudice its rights as against Maker in any respect. Any single or partial exercise of any right, power or remedy under this Note shall not preclude the further exercise thereof, and every right, power and remedy of the Corporation under this Note shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by the Corporation. Any such waiver shall be limited to its express terms. The rights, privileges, remedies and options granted to the Corporation under this Note or under any applicable law shall be deemed cumulative and may be exercised successively or concurrently at the Corporation's option.

          (b)  The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

        10.    Enforceability.    If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

        11.    Assignment.    This Note shall be binding on the Maker and his successors, assigns, executors, personal representatives, heirs and legatees, and shall inure to the benefit of the Corporation, any future holder of this Note and their respective successors and assigns. The Corporation may at any time sell, assign or otherwise transfer to any other person or entity all or part of the benefits or obligations of the Corporation under this Note or the Stock Pledge Agreement. The Maker may not assign or transfer this Note or any of the Maker's obligations hereunder without the Corporation's prior written consent.

        12.    Governing Law.    This Note shall be construed in accordance with the laws of the State of Delaware without resort to that State's conflict-of-laws rules.

MAKER

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Form of UNITED ONLINE, INC. NOTE SECURED BY STOCK PLEDGE AGREEMENT